EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

MADSEN & ASSOCIATES, CPA’S INC.
--------------------------------
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS
684 East Vine St, Suite 3
Murray, Utah 84107
Telephone 801 268-2632
Fax 801-262-3978

We consent to the incorporation by reference in the registration statement of Purchase Point Media Corporation, (the “Company”) on Form S-8, of our report dated September 24, 2004, on our audit of the consolidated financial statements of the Company as of June 30, 2004, and for each of the years in the two year period ended June 30, 2004, which report is included in the Company’s Annual Report on Form 10-KSB.

/s/  MADSEN & ASSOCIATES, CPA’S INC.
Murray, Utah 84107

August 18, 2005